                                                                    EXHIBIT 99.1


[AMKOR LOGO]


                                                                    News Release


                 AMKOR TECHNOLOGY REPORTS FIRST QUARTER RESULTS

West Chester, PA. - April 21, 1999 -- Amkor Technology, Inc. (Nasdaq: AMKR), the world's leading provider of contract semiconductor packaging and test services, today reported financial results for the first quarter ended March 31, 1999. Revenues were $420 million, up 13 percent from $372 million in the first quarter of 1998. Net income was $18.9 million, or $0.16 per share, compared with pro forma net income of $9.6 million, or $0.12 per share, for the first quarter of 1998.

There were 133.7 million weighted average shares outstanding for the first quarter of 1999 compared with 82.6 million weighted average shares outstanding in the year ago period. Amkor sold 35.3 million common shares in its May 1998 initial public offering.

"We are satisfied with our results for the first quarter, given what continues to be a persistently challenging, but improving environment for semiconductor manufacturers," said John Boruch, Amkor's President. "While first quarter packaging and test business typically reflects a seasonal slowdown, I am pleased to note that unit shipments increased in the first quarter, and packaging and test revenues of $351 million were only slightly below fourth quarter 1998 levels. The biggest impact on both our revenues and profits in the first quarter was the ongoing, faster than normal reductions in average selling prices, although the rate of decline eased relative to the second half of 1998. We expect the rate of decline to continue to slowdown through 1999 as unit demands increase and capacity utilization rates improve. Wafer fab sales were $69.4 million this quarter, supported by continued strong demand from Texas Instruments for digital signal processor wafers."


                                     -more-


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"The fundamentals that are driving the growth in our business remain intact,"
continued Mr. Boruch. "We are seeing stronger customer die support and other signs of increasing demand in our core packaging and test business, with particularly strong growth in our more advanced packages. We believe this demand will progressively improve through 1999 and 2000. In the near term, however, the pricing environment continues to exert pressure on gross margins."

As previously announced, Amkor has committed to make an equity investment in Anam Semiconductor, Inc. ("ASI") of approximately $150 million over a four-year period in connection with ASI's financial restructuring program, known as "Workout." Amkor and ASI have signed a Letter of Commitment that sets forth the terms of the proposed investment. The company expects ASI and its banks to sign an agreement implementing the Workout in the near future, and that Amkor would make the first $41 million portion of this investment sometime in the fourth quarter of 1999. The Workout plan proposed by ASI's creditor banks in February of this year provides for debt relief provisions that will improve ASI's current financial condition, however ASI will remain highly leveraged and will be subject to ongoing conditions in connection with the Workout.

"Now that the Workout is close to being implemented, we are proceeding with the acquisition of ASI's packaging plant known as K4," noted Mr. Boruch. "This is an exciting opportunity, with long-term strategic benefits to Amkor, and we hope to close on this transaction by mid-May. The K4 facility is manufacturing advanced packaging products, and we plan to ramp up production at K4 over the next 12 to 18 months."

Pro forma results are presented for 1998 because, prior to May 1, 1998 certain of the Company's subsidiaries were taxed as S corporations and as a result, did not recognize any provision for Federal income taxes. Pro forma financial data reflect a pro forma provision to reflect the U.S. Federal and state income taxes, which would have been recorded by the Company if these subsidiaries had been C corporations.

                                     -more-


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Amkor Technology, Inc. is the world's largest provider of contract semiconductor packaging and test services. The company offers a complete set of packaging and test services including deep submicron wafer fabrication, wafer probe testing, IC packaging assembly and design, final testing, burn-in, characterization and reliability testing. More information on Amkor Technology, Inc. is available from the company's SEC filings and on Amkor's web site, http://www.amkor.com. Amkor Technology, Inc. is traded on the Nasdaq National Market under the symbol AMKR.

This news release contains forward-looking statements - such as (1) our expectation that the rate of decline in average selling prices of our products will continue to slowdown in 1999; (2) our expectations that unit demand for our products will improve and that our capacity utilization rates will improve; (3) our belief that there will be stronger customer die support and other signs of increasing demand in our core packaging and test business, with particularly strong growth in our more advanced products; (4) our expectations that ASI and its creditor banks will sign an agreement implementing the Workout and that the Workout is close to being implemented; and (5) our plans to ramp up production at K4 during the next 12 to 18 months, - that involve risks and uncertainties that could cause actual results to differ from anticipated results. Further information on risk factors that could affect the outcome of the events set forth in these statements and that would affect the company's operating results and financial condition is detailed in the company's filings with the Securities and Exchange Commission, including the Report on Form 10-K for the fiscal year ended December 31, 1998.

Contact:  Amkor Technology, Inc.
          Jeffrey Luth
          VP Investor Relations
          610/431-9600 ext. 5613

                          (financial tables to follow)

                             AMKOR TECHNOLOGY, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                           FOR THE THREE MONTHS
                                                             ENDED MARCH 31,
                                                       ---------------------------
                                                         1998               1999
                                                       --------           --------
                                                      (UNAUDITED)        (UNAUDITED)
NET REVENUES ...............................           $371,733           $419,957
COST OF REVENUES-- including
   Purchases from ASI ......................            310,056            357,382
                                                       --------           --------
GROSS PROFIT ...............................             61,677             62,575
                                                       --------           --------
OPERATING EXPENSES .........................             30,772             32,357
                                                       --------           --------
OPERATING INCOME ...........................             30,905             30,218
                                                       --------           --------
OTHER (INCOME) EXPENSE:
  Interest expense, net ....................              9,522              1,635
  Foreign currency (gain) loss .............              2,747                306
  Other expense, net .......................              4,089              1,622
                                                       --------           --------
     Total other expense ...................             16,358              3,563
                                                       --------           --------
INCOME BEFORE INCOME TAXES
 AND MINORITY INTEREST .....................             14,547             26,655
PROVISION FOR INCOME TAXES .................              5,050              7,730
MINORITY INTEREST ..........................                685                 --
                                                       --------           --------
NET INCOME .................................           $  8,812           $ 18,925
                                                       ========           ========
PRO FORMA DATA (UNAUDITED):
 Historical income before income taxes
    and minority interest ..................           $ 14,547
 Pro forma provision for income taxes ......              4,222
                                                       --------
 Pro forma income before minority
     interest ..............................             10,325
 Historical minority interest ..............                685
                                                       --------
 Pro forma net  income .....................           $  9,640
                                                       ========
 Basic (pro forma for 1998) net  income
     per common share ......................           $    .12           $    .16
                                                       ========           ========
 Diluted (pro forma for 1998) net income
     per common share ......................           $    .12           $    .16
                                                       ========           ========

 Shares used in computing basic (pro forma
    for 1998) net income per common share ..             82,610            117,860
                                                       ========           ========
 Shares used in computing diluted (pro forma
    for 1998) net income per common share ..             82,610            133,713
                                                       ========           ========

                             AMKOR TECHNOLOGY, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                               DECEMBER 31,          MARCH 31,
                                                                  1998                 1999
                                                               -----------          ----------
                                                                                    (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents ........................           $  227,587           $  164,381
  Short-term investments ...........................                1,000               53,475
  Accounts receivable --
     Trade, net of allowance for doubtful
       accounts of $5,952 ..........................              109,243              120,754
  Inventories ......................................               85,628               84,080
  Other current assets .............................               48,577               27,813
                                                               ----------           ----------
          Total current assets .....................              472,035              450,503
                                                               ----------           ----------
PROPERTY, PLANT AND EQUIPMENT, net .................              416,111              426,105
                                                               ----------           ----------
OTHER ASSETS .......................................              115,451              115,074
                                                               ----------           ----------
          Total assets .............................           $1,003,597           $  991,682
                                                               ==========           ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings and current portion of
     long-term debt ................................           $   38,657           $   25,000
  Trade accounts payable ...........................               96,948              100,326
  Other current liabilities ........................              145,047              124,920
                                                               ----------           ----------
          Total current liabilities ................              280,652              250,246
                                                               ----------           ----------
LONG-TERM DEBT .....................................              221,846              220,119
                                                               ----------           ----------
OTHER NONCURRENT LIABILITIES .......................               10,738               12,137
                                                               ----------           ----------
STOCKHOLDERS' EQUITY ...............................              490,361              509,180
                                                               ----------           ----------
          Total liabilities and stockholders' equity           $1,003,597           $  991,682
                                                               ==========           ==========


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